Exhibit 99.1

Edward S. Lampert not standing for re-election to AutoNation Board
Mr. Lampert to Leave AutoNation Board in May 2007

Ft. Lauderdale, Florida, March 26, 2007 – AutoNation, Inc. (NYSE: AN), AutoNation, Inc. announced today that Edward S. Lampert, the Chairman and Chief Executive Officer of ESL Investments, Inc. (“ESL”) and Chairman of Sears Holdings Corporation, will not be standing for re-election to the AutoNation Board of Directors, in order to devote more time to other duties at ESL and Sears Holdings. Mr. Lampert will remain on the AutoNation Board until the upcoming annual meeting of AutoNation shareholders in May 2007.

“It has been my privilege to serve for the past five years on the Board of AutoNation, the leading automotive retailer in America,” said Mr. Lampert. “I look forward to continuing to be involved with the company, and ESL currently plans to remain a significant shareholder for the foreseeable future.” Bill Crowley, the President and Chief Operating Officer of ESL, who has been a member of the AutoNation Board of Directors since 2002, will continue to serve on the AutoNation Board. ESL owns approximately 24% of AutoNation’s outstanding common stock.

Mr. Lampert added, “Under the leadership of Mike Jackson and his executive team, and with the continuing guidance of a Board of Directors that focuses on the interests of shareholders, I believe that AutoNation is well positioned for the coming years.”

“The AutoNation Board of Directors thanks Eddie Lampert for his many contributions to our company over the last five years,” said Mike Jackson, Chairman and Chief Executive Officer of AutoNation. “And I personally look forward to his continued advice and support.”

ABOUT AUTONATION, INC.
AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 26,000 full-time employees and owns and operates 327 new vehicle franchises in 16 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 90,000 vehicles are available for sale.

FORWARD-LOOKING STATEMENTS
Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.